Exhibit 99.3

Termination of Replacement Capital Covenants, dated as of November 15, 2016 (this “Termination”), by The Bank of New York Mellon Corporation, a Delaware corporation and successor to Mellon Financial Corporation (the “Company”).

Recitals

A.	The Company has executed (i) the Replacement Capital Covenant, dated as of September 19, 2006, as amended on September 11, 2012, and relating to Mellon Capital III (the “2006 RCC”) and (ii) the Replacement Capital Covenant, dated as of June 19, 2007, as amended on May 8, 2012 and September 11, 2012, and relating to Mellon Capital IV (the “2007 RCC” and, together with the 2006 RCC, the “RCCs”).

B.	The RCCs are for the benefit of persons that buy, hold or sell a specified series of the long-term indebtedness for money borrowed of the Company or its Depository Institution Subsidiary during the period that such long-term indebtedness for money borrowed is Covered Debt.

C.	Effective November 15, 2016, the Company designated its Senior Medium-Term Notes Series I 2.450% Senior Notes Due 2026 (the “Notes”), as the Covered Debt under the RCCs.

D.	The Notes provide that, in the event they are designated as a Covered Debt for the RCCs, each purchaser of the Notes, for itself and any and all successors and assigns, waives all rights under, and irrevocably authorizes the Company to terminate the RCCs, without further action by or payment to any holders of the Notes.

E.	The Company desires to terminate the RCCs as set forth below in accordance with Section 4(a) of the 2007 RCC and Section 5(a) of the 2006 RCC, effective November 15, 2016.

NOW, THEREFORE, the Company hereby terminates the RCCs as follows:

1.	Termination. The RCCs are hereby terminated in their entirety, effective November 15, 2016 (the “Termination Date”). From and after the Termination Date, the obligations of the Company pursuant to the RCCs shall be of no further force and effect.

2.	Miscellaneous. This Termination shall be governed by, and construed in accordance with, the laws of the State of New York.

Capitalized terms used herein that are not otherwise defined shall have the meanings ascribed thereto in the 2006 RCC or 2007 RCC, as applicable.

IN WITNESS WHEREOF, I have hereunto signed my name as of the date first written above.

THE BANK OF NEW YORK MELLON CORPORATION

By:	/s/ Scott Freidenrich
	Name:	Scott Freidenrich
	Title:	Executive Vice President and Treasurer